As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EyePoint Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-2774444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

480 Pleasant Street Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

INDUCEMENT NONQUALIFIED STOCK OPTION AWARDS

INDUCEMENT PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

(Full title of the plan)

Nancy Lurker

President and Chief Executive Officer

480 Pleasant Street

Watertown, MA 02472

(Name and address of agent for service)

(617) 926-5000

(Telephone number, including area code, of agent for service)

with a copy to:

Steven J. Abrams, Esq.

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Awards (1)	190,000	$1.95 (6)	$370,500 (6)	$46.13
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award (2)	385,000	$2.22(7)	$854,700(7)	$106.41
Common Stock, par value $0.001 per share, issuable under the Inducement Nonqualified Stock Option Award (3)	100,000	$2.10 (8)	$210,000 (8)	$26.15
Common Stock, par value $0.001 per share, issuable under the Inducement Performance-Based Restricted Stock Unit Award (4)	225,000	$2.38 (9)	$535,500 (9)	$66.67

(1)

Represents shares of common stock of EyePoint Pharmaceuticals, Inc. (the “Registrant”), par value $0.001 per share (“Common Stock”), that are issuable upon the exercise of the nonqualified stock option awards granted to the Executive Vice President and General Manager, U.S., of the Registrant as an inducement material to his acceptance of employment with the Registrant and which will automatically vest immediately prior to such individual’s cessation of employment with the Registrant effective as of September 26, 2018 (the “GM Inducement Option Awards”).

(2)

Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Chief Financial Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “CFO Inducement Option Award”).

(3)

Represents shares of Common Stock that are issuable upon the exercise of the nonqualified stock option award granted to the Senior Vice President of Regulatory Affairs and Quality of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “SVP Inducement Option Award” and together with the GM Inducement Option Awards and the CFO Inducement Option Award, the “Inducement Option Awards”).

(4)

Represents shares of Common Stock that are issuable upon the settlement of the performance-based restricted stock unit award granted to the Chief Financial Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “Inducement RSU Award,” and together with the Inducement Option Awards, the “Inducement Awards”).

(5)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Inducement Awards by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding shares of Common Stock.

(6)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the GM Inducement Option Awards may be exercised, which was the closing price of the Common Stock on May 14, 2018, the grant date of such stock option, as reported on the Nasdaq Global Market.

(7)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the CFO Inducement Option Award may be exercised, which was the closing price of the Common Stock on August 1, 2018, the grant date of such stock option, as reported on the Nasdaq Global Market.

(8)

Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act on the basis of the price at which the SVP Inducement Option Award may be exercised, which was the closing price of the Common Stock on August 14, 2018, the grant date of such stock option, as reported on the Nasdaq Global Market.

(9)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per share of Common Stock on September 18, 2018, as reported on the Nasdaq Global Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers shares of common stock of EyePoint Pharmaceuticals, Inc. (the “Registrant”), par value $0.001 per share (the “Common Stock”), issuable upon the exercise of the nonqualified stock option awards granted to the Chief Financial Officer, the Executive Vice President and General Manager, U.S., and the Senior Vice President of Regulatory Affairs and Quality of the Registrant, and the settlement of a performance-based restricted stock unit award granted to the Chief Financial Officer of the Registrant, to induce them to accept employment with the Registrant (collectively, the “Inducement Awards”). The Inducement Awards were granted as detailed below:

•

nonqualified stock option awards to purchase an aggregate of 440,000 shares of Common Stock granted to Leonard M. Blum, Executive Vice President and General Manager, U.S., of the Registrant, effective as of May 14, 2018, 190,000 of which will automatically vest immediately prior to Mr. Blum’s cessation of employment with the Registrant effective as of September 26, 2018;

•	a nonqualified stock option award to purchase 385,000 shares of Common Stock granted to David Price, Chief Financial Officer of the Registrant, effective as of August 1, 2018;

•

a nonqualified stock option award to purchase 100,000 shares of Common Stock granted to John Weet, Senior Vice President of Regulatory Affairs and Quality of the Registrant, effective as of August 14, 2018; and

•	a performance-based restricted stock unit award to receive up to 225,000 shares of Common Stock based on the achievement of specified performance metrics granted to Mr. Price on August 1, 2018.

The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4).The Inducement Awards were granted outside of the Registrant’s 2016 Long Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Inducement Awards, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2018 filed with the Commission on September 18, 2018;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on August 3, 2018 and September 12, 2018; and

(c)

The description of the Common Stock contained in the Registrant’s Current Report on Form 8-K filed under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 19, 2008, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to be a director or officer of the Registrant, or while a director or officer is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the Registrant or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Hogan Lovells US LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Watertown, Massachusetts, on the 25th of September, 2018.

EYEPOINT PHARMACEUTICALS, INC.

By:	/s/ Nancy Lurker
Name:	Nancy Lurker
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of EyePoint Pharmaceuticals, Inc., hereby severally constitute and appoint Nancy Lurker and David Price, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Nancy Lurker Nancy Lurker	President, Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2018

/s/ David Price David Price	Chief Financial Officer (Principal Financial Officer)	September 25, 2018

/s/ Leonard S. Ross Leonard S. Ross	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	September 25, 2018

/s/ Göran Ando, M.D. Göran Ando, M.D.	Chairman of the Board of Directors	September 25, 2018

/s/ David J. Mazzo David J. Mazzo	Director	September 25, 2018

/s/ Douglas Godshall Douglas Godshall	Director	September 25, 2018

/s/ Michael W. Rogers Michael W. Rogers	Director	September 25, 2018

Signature	Title	Date

/s/ Kristine Peterson Kristine Peterson	Director	September 25, 2018

/s/ Jay Duker, M.D. Jay Duker, M.D.	Director	September 25, 2018

/s/ Ronald W. Eastman Ronald W. Eastman	Director	September 25, 2018